UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: June 28, 2005

X-RITE, INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

3100 44th Street S.W. Grandville, Michigan	Registrant’s telephone number, including area code: (616) 534-7663	49418
(Address of principal executive office)		(Zip Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

X-Rite Incorporated announces the sale of three Founders Life Insurance policies. See attached press release.

X-Rite announces sale of three Founders Life Insurance Policies

Grandville, MI— June 28, 2005— X-Rite, Incorporated (NASDAQ: XRIT) today announced that it has entered into Agreements with two life settlement providers, Coventry First LLC and Maple Life Financial Inc., for the sale of three life insurance policies owned by the Company. The policies were originally purchased in 1998 to fund the Founders’ Shares Redemption Program which required the Company to repurchase shares held by its Founders upon the later of the death of the Founder or his spouse. This program was terminated on November 12, 2004, thereby eliminating the Company’s obligation to repurchase approximately 3.4 million shares of its common stock. The insureds on the policies represent several of the Company’s Founders and their spouses. The Company will receive proceeds of approximately $6.5 million net of closing costs on the transactions, and record a gain of $1.2 million in the second quarter. The total face value of the policies sold is $30.0 million. Gains from these transactions will be offset against prior capital losses and therefore is not taxable.

Commenting on the transaction, Company Chief Financial Officer, Mary E. Chowning stated “After reviewing many options, we feel that these sales represent an excellent opportunity to realize value in our insurance portfolio as well as increase cash flow to fund new business initiatives. We will continue to explore our options with regards to the remaining eleven policies in the portfolio.”

Background Information

In 1998, the Company purchased fourteen life insurance policies with a total face amount of $160 million as a funding mechanism to support the Founders’ Shares Redemption Program that was entered into the same year. Annual cash premiums on the policies total $4.3 million. At April 1, 2005, the policies had a total cash surrender value of $25.7 million. The Founders’ Stock Repurchase Agreements were terminated on November 12, 2004 thereby eliminating the Company’s obligation to repurchase approximately 3.4 million shares of X-Rite common stock.

The Company continues to hold 11 life insurance policies on the Founders with a combined face amount of $130.0 million. Annual cash premiums on the remaining 11 policies total $3.5 million and the cash surrender value of the remaining policies was $20.4 million at March 31, 2005.

About X-Rite

X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial and retail color matching, and medical. X-Rite is global, with 18 offices throughout Europe, Asia, and the Americas, serving customers in over 88 countries